UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 9, 2011

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On December 9, 2011, AeroTurbine, Inc. (“AeroTurbine”), a Delaware corporation and an indirect wholly owned subsidiary of International Lease Finance Corporation (“ILFC”), amended and restated its existing senior secured revolving credit facility.  The amended and restated senior credit agreement (the “Credit Agreement”) provides for a maximum aggregate available amount of $335 million, subject to availability under a borrowing base consisting of certain of AeroTurbine’s aircraft assets and accounts receivable.  AeroTurbine has the option to increase the aggregate amount available under the Credit Agreement by an additional $165 million, either by adding new lenders or enabling existing lenders to increase their commitments, but the existing lenders are not obligated to do so.  Borrowings under the Credit Agreement will bear interest determined, with certain exceptions, based on LIBOR plus 300 basis points.  AeroTurbine’s obligations under the Credit Agreement are guaranteed by ILFC and by all of AeroTurbine’s subsidiaries (subject to certain exclusions) and are secured by substantially all of the assets of AeroTurbine and of such non-excluded subsidiaries.  The Credit Agreement contains customary events of default and covenants, including certain financial covenants.  Upon entering into the Credit Agreement, AeroTurbine borrowed approximately $269 million of the initial aggregate available amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
	By:	Elias Habayeb
Senior Vice President & Chief Financial Officer

DATED: December 9, 2011